October 25, 2023*	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to the Least Performing of the S&P 500® Index, the S&P 500® Equal Weight Index and the S&P 500® Growth Index due September 15, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated September 12, 2023, related to the notes referred to above (the “pricing supplement”), the Initial Value for each Index is as follows:

Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 4,461.90 for the S&P 500® Index, 5,979.49 for the S&P 500® Equal Weight Index and 2,863.793 for the S&P 500® Growth Index

CUSIP: 48134ANS0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated September 12, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023076653/ea161805_424b2.htm

Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Amendment no. 1 to pricing supplement dated September 12, 2023 to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023